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                                                                   Exhibit 10(d)

                        INTERCOMPANY DEBT/INVESTMENT AND
                           CASH MANAGEMENT AGREEMENT

          THIS INTERCOMPANY DEBT/INVESTMENT AND CASH MANAGEMENT AGREEMENT (this "Agreement") is made and entered into this ____ day of ____________, 1997, by and between Kennametal Inc., a Pennsylvania corporation ("Kennametal"), and JLK Direct Distribution Inc., a Pennsylvania corporation ("JLK").

                                    RECITALS

          A. Kennametal owns all of the issued and outstanding Class B Common Stock, par value $.01 per share, of JLK, and JLK is a member of Kennametal's "affiliated group" of corporations for federal income tax purposes.

          B. JLK is effecting an initial public offering (the "Offering") of shares of Class A Common Stock, par value $.01 per share, of JLK (the "Class A Common Stock").

          C. Upon completion of the Offering, JLK will cease to be a wholly-owned subsidiary of Kennametal.

          D. Kennametal has provided, and following the Offering, desires to continue to provide (or cause to be provided) pursuant to the terms hereof, funds to support liquidity and working capital needs, centralized cash management and related services to its domestic subsidiaries and divisions, including JLK and its subsidiaries.

          E. Kennametal desires to continue such relationship upon consummation of the Offering, including but not limited to, advancing funds to support liquidity and working capital needs, and providing centralized cash management and related services, pursuant to the terms hereof.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

          A. DEFINITIONS. As used in this Agreement, in addition to the terms defined in the Preamble and Recitals hereof, the following terms shall have the following meanings, applicable to both the singular and plural forms of the terms described (unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement):

          "ADMINISTRATIVE SERVICES AGREEMENT" shall mean that certain Administrative Services Agreement by and between Kennametal and JLK dated the date hereof.

          "ALL-IN INTEREST RATE" shall have the meaning ascribed to it in Section C.

          "BASE RATE" shall have the meaning ascribed to it in Section C.

          "CASH ACCOUNTS" shall have the meaning ascribed to it in Section B.

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          "EFFECTIVE DATE" means the date on which the purchase and sale of shares of Class A Common Stock pursuant to the Offering first occurs.

          "EURO-RATE RESERVE PERCENTAGE" shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by a Lender (which determination shall be conclusive which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding of a member bank in such System.

          "FEDERAL FUNDS EFFECTIVE RATE" shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day.

          "INTERCOMPANY AGREEMENTS" means collectively, (i) those certain agreements by and between Kennametal and JLK with respect to administrative services, product supply, tax-sharing, indemnification, intercompany debt/investment, non-competition and corporate opportunities, cash management and corporate matters; and
          (ii) those certain agreements by and between Kennametal and J&L America, Inc. with respect to leasing, shared facilities and warehousing.

          "JLK" shall have the meaning ascribed to it in the Preamble.

          "JLK ENTITIES" shall have the meaning ascribed to it in Section B.

          "LENDER" shall mean any bank or other financial institution providing or otherwise making available financing to Kennametal.

          "LIBOR" shall mean the rate per annum which is determined by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest determined to be the average of the rates per annum for deposits in dollars offered to major money center banks in the London Interbank Market; and (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

          "PRIME RATE" OR "BASE RATE" shall mean the interest rate per annum (calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) announced from time to time by Mellon Bank, N.A. as its prime or base or similar rate.

          "SYSTEM" shall have the meaning ascribed to it in Section B.

B. CASH MANAGEMENT. Kennametal hereby agrees to provide JLK and its subsidiaries (collectively, "JLK Entities") with a centralized cash management system (the "System"). Pursuant thereto, cash received from the JLK Entities' operations shall be transferred to Kennametal's centralized cash accounts (the "Cash Accounts") on a daily basis. Further, cash disbursements made by the JLK Entities shall be funded from the Cash Accounts also on a daily basis.

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C.   INTERCOMPANY DEBT. On and after the Effective Date, JLK shall be charged interest for its net borrowings from the Cash Accounts maintained by Kennametal and shall receive interest for the net cash flows of JLK into the Cash Accounts in any period. The interest rate to be paid or received by JLK shall be equal to the "All-In Interest Rate." "All-In Interest Rate" shall mean either, at Kennametal's discretion from time to time depending on the timing and maturity of the funds borrowed and the maintenance by Kennametal of certain financial ratios: (a) the Base Rate; or (b) the spread over Libor (currently .15%). "Base Rate" means the greater of: (a) the Prime Rate; or (b) the Federal Funds Effective Rate plus .25%. All interest to be paid or received hereunder shall be paid monthly in arrears.

D. SERVICES.The administrative services provided by Kennametal to JLK in connection with the System pursuant to this Section B and Section C shall be rendered pursuant to the Administrative Services Agreement.

E. TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall continue for ten (10) years thereafter, unless terminated earlier pursuant to Section F, below, or extended by the mutual agreement of the parties.

F. TERMINATION. (i) Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

     (a) A material breach of this Agreement by either party that is not cured within thirty (30) days after receipt of written notice of such breach from the other party;

     (b) A material breach of any of the Intercompany Agreements by either party which is not cured within thirty (30) days after receipt of written notice from the other party; or

     (c) Kennametal shall have the right to terminate this Agreement if Kennametal or its affiliates own shares representing less than a majority of the voting power of the outstanding common stock of JLK.

G.   MISCELLANEOUS.

     1. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto to any other person without the prior written consent of the other party hereto.

     2. NO THIRD-PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable rights hereunder.

     3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

     4. AMENDMENT. This Agreement may not be amended except by an instrument signed by the parties hereto.

     5. WAIVERS. Either party hereto may (i) extend the time for the performance of any of the obligations or other act of the other party; or (ii) waive compliance with any of the

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          agreements contained herein. No waiver of any term shall be construed as a waiver of the same term, or a waiver of any other term, of this Agreement. The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

     6. SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of this Agreement shall nevertheless remain in full force and effect.

     7. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8. NOTICES. All notices given in connection with this Agreement shall be in writing. Service of such notices shall be deemed complete (i) if hand delivered, on the date of delivery; (ii) if by mail, on the fourth business day following the day of deposit in the United States mail, by certified or registered mail, first-class postage prepaid;
          (iii) if sent by Federal Express or equivalent courier service, on the next business day; or (iv) if by telecopier, upon receipt by the sender of confirmation of successful transmission. Such notices shall be addressed to the parties at the following addresses or at such other address for a party as shall be specified by like notice (except that notices of change of address shall be effective upon receipt):

          IF TO KENNAMETAL:

          Kennametal Inc.
          State Route 981 South
          P. O. Box 231
          Latrobe, PA  15650
          Attn:  Treasurer
          Fax No.:  412/539-4668

          IF TO JLK:

          JLK Direct Distribution Inc.
          State Route 981 South
          P. O. Box 231
          Latrobe, PA  15650
          Attn:
          Fax No.:

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of any jurisdiction.

     10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

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          IN WITNESS WHEREOF, Kennametal and JLK have caused this Agreement to be executed on the date and year first above written.

KENNAMETAL INC.                      JLK DIRECT DISTRIBUTION INC.

By ______________________________    By ______________________________

Name ____________________________    Name ____________________________

Title ___________________________    Title ___________________________

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